Exhibit 99.1

Equillium Reports First Quarter 2020 Financial Results

LA JOLLA, Calif., May 13, 2020 -- Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company leveraging deep understanding of immunobiology to develop products to treat severe autoimmune and inflammatory disorders, today announced financial results for the first quarter 2020.

“We continue to advance our EQUATE clinical trial for itolizumab in patients with acute graft-versus-host disease (aGVHD), an acute life-threatening disease that remains a medical priority in the midst of the coronavirus pandemic,” said Bruce Steel, chief executive officer of Equillium. “Our EQUIP and EQUALISE trials in uncontrolled asthma and lupus nephritis, respectively, remain paused as healthcare professionals have prioritized resources around the pandemic.  We continue to monitor the situation closely to assess the feasibility of recommencing these trials.”

Business Highlights:

•	Strengthened the leadership team with the appointments of Maple Fung, M.D., as vice president of clinical development and Matthew Ritter, Ph.D., as vice president of corporate development.
•	Presented translational data supporting the potential of itolizumab in the treatment of graft-versus-host disease (GVHD) at the Transplantation & Cellular Therapy (TCT) Meeting.
•

Entered into a common stock purchase agreement for up to $15 million with Lincoln Park Capital Fund, LLC.  With this potential funding source and Equillium’s cash and cash equivalents at the end of the first quarter 2020, Equillium believes it has sufficient resources to support operations into the second half of 2021.

Upcoming Catalysts:

•	Initial data from the Phase 1b part of the EQUATE trial in aGVHD expected in the second half of 2020

First Quarter 2020 Financial Results

Research and development (R&D) expenses. Total R&D expenses for the three months ended March 31, 2020 were $4.7 million, compared with $3.8 million for the same period in 2019. The increase in R&D expenses was primarily driven by the initiation and ramp-up of clinical development activities associated with the EQUIP, EQUATE and EQUALISE clinical trials and increased headcount expenses offset by slight decreases in expenses related to preclinical research activities and general overhead expenses.

General and administrative (G&A) expenses. Total G&A expenses for the three months ended March 31, 2020 were $2.7 million, compared with $2.6 million for the same period in 2019. The increase in G&A expenses was primarily driven by increased non-cash stock based compensation expense and consulting expenses, offset by slight decreases in legal and other professional fees.

Net loss. Net loss for the three months ended March 31, 2020 was $7.8 million, or $(0.45) per basic and diluted share, compared with a net loss of $6.0 million, or $(0.34) per basic and diluted share for the same period in 2019.

Cash, cash equivalents and short-term investments. Equillium held cash, cash equivalents and short-term investments totaling $47.7 million at March 31, 2020, compared to $53.1 million at December 31, 2019.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging deep understanding of immunobiology to develop products to treat severe autoimmune and inflammatory disorders with high unmet medical need.

Equillium’s initial product candidate, itolizumab (EQ001), is a clinical-stage, first-in-class monoclonal antibody that selectively targets the CD6-ALCAM pathway. This pathway plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases. Itolizumab is a clinically-validated therapeutic that has demonstrated a favorable safety and tolerability profile. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited. Equillium believes that itolizumab (EQ001) has the potential to be a best-in-class disease modifying therapeutic and is advancing the clinical development of itolizumab (EQ001) in the following severe immuno-inflammatory disorders: acute graft-versus-host disease, uncontrolled asthma, and lupus nephritis. For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the impact of new leadership team members, Equillium’s ability to sell additional shares of its common stock to Lincoln Park, Equillium’s business strategy, Equillium’s plans and expected timing for developing itolizumab, including the expected timing of results from the EQUATE clinical trial, the potential benefits of itolizumab, Equillium’s cash runway and the impact of the COVID-19 pandemic. Risks that contribute to the uncertain nature of the forward-looking statements include: uncertainties related to the abilities of new leadership team members to integrate and perform as expected, uncertainties related to Equillium’s capital requirements, Equillium’s ability to satisfy the conditions of the Lincoln Park agreement, Equillium’s plans and product development, including the initiation, restarting and completion of clinical trials, uncertainties related to the actual impacts and length of such impacts caused by the COVID-19 pandemic, uncertainties caused by the pausing of the EQUIP and EQUALISE clinical trials, whether the results from clinical trials will validate and support the safety and efficacy of itolizumab, having to use cash in ways or on timing other than expected and the impact of market volatility on cash reserves. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Equillium's filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact

+1-858-412-5302

ir@equilliumbio.com

Media Contact

Cammy Duong

Canale Communications

+1-619-849-5389

cammy@canalecomm.com

Equillium, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2020	2019
	(Unaudited)
Cash, cash equivalents and short-term investments	$47,675	$53,143
Prepaid expenses and other assets	2,236	2,396
Total assets	$49,911	$55,539
Current liabilities	3,711	3,883
Long-term notes payable	9,746	9,681
Other non-current liabilities	108	127
Total stockholders' equity	36,346	41,848
Total liabilities and stockholders' equity	$49,911	$55,539

Equillium, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
	(unaudited)
Operating expenses:
Research and development	$4,706	$3,759
General and administrative	2,746	2,589
Total operating expenses	7,452	6,348
Loss from operations	(7,452)	(6,348)
Other (expense) income, net	(385)	398
Net loss	$(7,837)	$(5,950)
Net loss per common share, basic and diluted	$(0.45)	$(0.34)
Weighted-average number of common shares outstanding, basic and diluted	17,562,551	17,376,236